As filed with the Securities and Exchange Commission on October 8, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERITEX HOLDINGS, INC.

 (Exact name of registrant as specified in its charter)

Texas (State or Other Jurisdiction of Incorporation or Organization)	27-0973566 (I.R.S. Employer Identification No.)

8214 Westchester Drive, Suite 400 (Address of Principal Executive Offices)	75225 (Zip Code)

Veritex Holdings, Inc. First Amended 2010 Stock Option and Equity Incentive Plan

2014 Omnibus Incentive Plan For Veritex Holdings, Inc.

(Full Title of the Plan)

C. Malcolm Holland, III

Chairman and Chief Executive Officer

Veritex Holdings, Inc.

8214 Westchester Drive, Suite 400

Dallas, Texas 75225

(Name and Address of Agent For Service)

(972) 349-6200

(Telephone Number, Including Area Code,

of Agent for Service)

Copy to:

William S. Anderson

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

(713) 223-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,000,000	$13.00	(2)	$13,000,000	$1,510.60
Common Stock, $0.01 par value per share	63,250	$13.00	(2)	$822,250	$95.55
Common Stock, $0.01 par value per share	357,500	$10.15	(3)	$3,628,625	$421.65

(1)   This registration statement covers the following shares of common stock of the registrant: (i) 1,000,000 shares of common stock reserved for issuance pursuant to grants or options under the 2014 Omnibus Incentive Plan for Veritex Holdings, Inc. (the “2014 Plan”), (ii) 63,250 shares of common stock underlying outstanding restricted stock units granted prior to, and unvested as of, the date hereof under the Veritex Holdings, Inc. First Amended 2010 Stock Option and Equity Incentive Plan (the “2010 Plan”), and (iii) 357,500 shares of common stock issuable upon the exercise of outstanding time-based options granted prior to the date hereof under the 2010 Plan.  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the above-named plans by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)   Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. On $13.00 represents the initial public offering price of the registrant’s common stock.

(3)   Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. $10.15 represents the weighted average exercise price of the 357,500 shares of common stock issuable upon the exercise of outstanding options under the 2010 Plan as of the date hereof.

EXPLANATORY NOTE

This registration statement covers the following shares of common stock of the registrant: (i) 1,000,000 shares of common stock reserved for issuance pursuant to grants or options under the 2014 Omnibus Incentive Plan for Veritex Holdings, Inc. (the “2014 Plan”), (ii) 63,250 shares of common stock underlying outstanding restricted stock units granted prior to, and unvested as of, the date hereof under the Veritex Holdings, Inc. First Amended 2010 Stock Option and Equity Incentive Plan (the “2010 Plan”), and (iii) 357,500 shares of common stock issuable upon the exercise of outstanding time-based options granted prior to the date hereof under the 2010 Plan.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Veritex Holdings, Inc. (the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the Company will furnish to the SEC or its staff a copy or copies of all of the documents included in such file. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC (File No. 333-198484) are incorporated by reference into this Registration Statement:

•                  Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 2, 2014 (Registration No. 333-198484), which contains the Company’s audited financial statements for the latest year for which such statements have been filed;

•                  The Company’s prospectus dated on or about October 8, 2014, to be filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (Registration No. 333-198484); and

•                  The description of  the Company’s common stock, par value $0.01 per share (the “Common Stock”), contained in the Company’s Registration Statement on Form 8-A, as filed with the SEC on  October 8, 2014, as such description may be amended from time to time.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold (other than information that is furnished rather than filed in accordance with SEC rules), will be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Company’s amended and restated certificate of formation provides that its directors and officers will be indemnified by the Company to the fullest extent permitted by the Texas Business Organizations Code and applicable federal law and regulations, against all expenses incurred in connection with their service for or on behalf of the Company. In addition, our amended and restated certificate of formation provides that our directors and officers will not be personally liable for monetary damages to us to the fullest extent permitted by the Texas Business Organizations Code.

The Company has entered into indemnification agreements with its officers and directors, pursuant to which they will be indemnified as described above and will be advanced costs and expenses subject to the condition that such officers and directors will reimburse the Company for all advancements paid if a final judicial determination is made that such officer or director is not entitled to indemnification under applicable law or regulation.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this item.

Item 9.         Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 8, 2014.

Veritex Holdings, Inc.

By:	/s/ C. Malcolm Holland, III
	Name:	C. Malcolm Holland, III
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints C. Malcolm Holland, III and William C. Murphy, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and  in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ C. Malcolm Holland, III	Chairman and Chief Executive Officer	October 8, 2014
C. Malcolm Holland, III	(principal executive officer)

/s/ William C. Murphy	Vice Chairman	October 8, 2014
William C. Murphy

/s/ Noreen E. Skelly	Chief Financial Officer	October 8, 2014
Noreen E. Skelly	(principal financial and principal accounting officer)

/s/ Pat S. Bolin	Director	October 8, 2014
Pat S. Bolin

/s/ Blake Bozman	Director	October 8, 2014
Blake Bozman

/s/ Mark Griege	Director	October 8, 2014
Mark Griege

/s/ Michael D. Ilagan	Director	October 8, 2014
Michael D. Ilagan

	Director	October , 2014
Michael Kowalski

/s/ John Sughrue	Director	October 8, 2014
John Sughrue

	Director	October , 2014
Ray W. Washburne

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1

Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1, filed September 29, 2014 (Registration No. 333-198484))

5.1*	Opinion of Bracewell & Giuliani LLP
23.1*	Consent of Grant Thornton LLP
23.2*	Consent of JonesBaggett LLP
23.3*	Consent of Bracewell & Giuliani LLP (contained in its opinion filed as Exhibit 5.1)
24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-8 and incorporated herein by reference
99.1

Veritex Holdings, Inc. First Amended 2010 Stock Option and Equity Incentive Plan (including form of stock option agreement and stock award agreement) (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1, filed August 29, 2014 (Registration No. 333-198484)).

99.2

2014 Omnibus Incentive Plan for Veritex Holdings, Inc. (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, filed September 22, 2014 (Registration No. 333-198484))

* Filed herewith.